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                                                                      EXHIBIT 11


                      HARTFORD LIFE, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                      (In millions, except per share data)



                                              Second Quarter Ended   Six Month Ended
                                                   June 30,              June 30,
                                              --------------------   ---------------
                                                 1997     1996        1997     1996
                                                 ----     ----        ----     ----
                                                   (Unaudited)         (Unaudited)
Net income                                        $ 73    $ 43        $136    $ 82

Weighted average common shares outstanding (1)     131     125         128     125


Pro forma earnings per share (1)                  $0.56   $0.34       $1.06   $0.66
                                                  -----   -----       -----   -----

(1) - See Note 3 of Notes to Condensed Consolidated Financial Statements for further explanation.


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